MGT Capital Announces $3.7 Million in Non-Dilutive Expansion Capital

Company Also Updates on Substantial Progress in Sweden

DURHAM, NC, June 7, 2018 /PRNewswire/ -- MGT Capital Investments, Inc. (OTCQB: MGTI) announced that it has received net proceeds of $3.7 million in debt financing as it moves to expand its Bitcoin mining operations. The debt is in the form of unsecured promissory notes which have no equity conversion rights or any stock warrants. Investors are encouraged to view full details provided in the Company’s Current Reports on Form 8-K as filed with the Securities and Exchange Commission at www.sec.gov.

Notwithstanding recent increases in the Bitcoin mining Difficulty Rate and the flat price action of Bitcoin itself, the Company believes the opportunity to make strategic large-scale purchases of Bitmain Antminers, will provide MGT with very attractive cash on cash returns. Stephen Schaeffer, President of MGT Crypto Strategies, explained, “Mining economics are subject to lean and flush periods, but over the long run, efficient and forward-thinking miners are rewarded. Being well-capitalized puts MGT in a commanding position while negotiating deals for hosting sites and hardware.”

Mr. Schaeffer further commented on the Company’s operations in northern Sweden. He stated, “We believe we have successfully overcome the many challenges this project has presented, in large part by MGT taking full operational control of the facility. Steady progress over the past several weeks has allowed us to turn on slightly more than 5,000 of the 6,300 S9’s located in the facility, and with the installation of some infrastructure improvements, we expect to be at full capacity by the end of next week. From a longer-term perspective, the problems and delays we endured due to issues with our Swedish contractor has allowed MGT to capture a big slice of additional profit from reduced power costs by directly dealing with the electric utility.”

About MGT Capital Investments, Inc.

Operating in facilities in northern Sweden and Washington State, MGT Capital Investments, Inc. (OTCQB: MGTI) ranks as one of the largest U.S. based Bitcoin miners. When fully deployed, MGT will own and operate approximately 7,000 Bitmain S9 miners, and 50 GPU-based Ethereum mining rigs. Further, the Company continues to execute on an expansion model to secure low cost power and grow its crypto assets materially.

For more information on the Company, please visit: http://mgtci.com

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward–looking statements." All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Investor and Media Contacts

Robert Lowrey

Chief Financial Officer

rlowrey@mgtci.com

Grace Livingston

glivingston@mgtci.com

919.973.0954